October 11, 2012 12:13 ET

Kenty Gold Property Acquisition-COO Appointment

OAKVILLE, ONTARIO--(Marketwire - Oct. 11, 2012) - JOSHUA GOLD RESOURCES INC. (JGRI) (or the "Company") is pleased to announce that it has entered into a Mineral Property Acquisition Agreement with the vendor to acquire a 100% interest in the Kenty Gold Property (the "Property") located in Swayze and Dore Townships in the Province of Ontario, Canada. The Company is also pleased to announce the appointment of J. David Mason, M. Eng. as Chief Operating Officer. A Current Report on Form 8-K was filed with the U.S. Securities and Exchange Commission (the "SEC") for each of the foregoing events on October 10, 2012 and September 10, 2012, respectively. The Company encourages you to review the detailed information provided in these Form 8-K's which is available on the SEC's website at www.sec.gov and on the Company's website at www.joshuagoldresources.com.

KENTY GOLD PROPERTY AQUISITION

Gold was initially discovered in the Swayze Greenstone Belt in 1910 and later, in 1930, by the Kenty Brothers. The Property was developed in 1935-37 for underground exploration and extraction via two 500 foot plus vertical shafts, which were followed by extensive drifting and underground sampling. In 1936 a five ton stamp mill was operated.

Historical results from the Ontario Department of Mines Laboratories demonstrate certificates of assay on Kenty vein material ranging from 0.40 to 117.70 ounces per ton of gold (Aurum Metal).

From 1947-1949, Erndale Mines Limited installed a 100 ton per day mill and extracted further high grade samples with excellent metallurgical recovery. In 1950 Erndale Mines Limited completed an exploration work program after which the property lay idle.

During the 1980's two other groups performed extensive exploration, including diamond drilling (15,000 feet and 43 holes), stripping, surface and underground sampling. The goal appeared to be delineation of a high grade underground gold resource. Many long intersections were made drilling from surface down to the 500 foot underground level. Alteration is reported to be widespread but there did not appear to be assaying of the alteration zone and this is crucial for delineating an open pit target. At current gold prices this would be a worthwhile goal for the Kenty property.

At least 21 Gold-Quartz-Carbonate Vein Systems were discovered on the property through historical exploration through to 1989 and are mapped and known on the property.

Given the geological similarities and proximity to the Chester TWP, Cote Lake resource and Jerome Mine resource, both owned by Iamgold. The Property is in an excellent area of both historical and recent gold discovery.

Consideration for the Option includes aggregate cash payments of $1,500,000 ($50,000 on signing) and issuance of 1,700,000 common shares of the Company over a 30 month period to earn an undivided 100% interest.

An underlying three per cent NSR royalty is reserved for the vendor, which half may be purchased at any time for $1,500,000 by the Company.

"I have been working in the Swayze Greenstone Belt area now for over 7 years developing gold resources and I am excited to have the opportunity to aggressively explore this key property," said J. David Mason, Joshua Gold Resources Inc.'s Chief Operating Officer.

APPOINTMENT OF J. DAVID MASON

On September 4, 2012 The Company appointed J. David Mason as Chief Operations Officer (COO) of the Company. David has initiated and closed financings totaling over $500 million CDN, primarily in the emerging resource company sector. David is the founder of three public companies: resource investment banking (Augen Capital), uranium development (Energy Fuels), and gold exploration (Augen Gold). The latter two companies achieved a market capitalization of $250 million and $75 million respectively. He was founder and CEO of Augen Gold, for 5 years until it was acquired in August 2011. During that period

David raised approximately $40 million for exploration and corporate development. David brought the Jerome mine from 130,000 oz of historical gold resource to a 43-101 compliant 1.1 million oz. David holds a B.A.Sc in Applied Geology and an M.Eng (Mining - with a specialty in business and mineral economics) from McGill University, Montreal. David has worked over 35 years in the investment business. David is a past Member of the CFA Society of Toronto (ret.), and is a Professional Engineer (Ontario), and Life Member SME, CIM, PDAC.

About Joshua Gold Resources Inc.

Joshua Gold Resources Inc. is currently engaged in the business of mineral exploration for the purpose of acquiring and advancing mineral properties located in Canada and is also aggressively seeking properties in Southeast Asia.

ON BEHALF OF THE BOARD OF DIRECTORS OF JOSHUA GOLD RESOURCES INC.

Benjamin A. Ward, President and Chief Executive Officer

Dr. Cam Cheriton, Ph.D, P.Eng, a director of Joshua Gold Resources Inc. is a "qualified person" within the meaning of National Instrument 43-101 and has read and is responsible for the technical information contained in this news release.

Cautionary Note Regarding Forward-Looking Statements

Safe Harbor:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased," "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.

Contact Information

Joshua Gold Resources Inc.
Merle Goertz
Public Relations
1-877-354-9991
mgoertz@joshuagoldresources.com
www.joshuagoldresources.com

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